CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the inclusion reference to Post-Effective Amendment No. 76 on Form N-1A of The American Heritage Fund, Inc. of our report dated July 19, 2001 on our audit of the Financial Statements of such Company for the year ended May 31, 2001. We also consent to the reference to our firm in such amendment.

Larson, Allen, Weishair & Co., LLP
LARSON, ALLEN, WEISHAIR & CO., LLP

Minneapolis, Minnesota
January 25, 2006